Exhibit 3.2.2

                            PALMETTO BANCSHARES, INC.
                          BOARD OF DIRECTORS RESOLUTION
               RESPECTING AMENDMENT OF BY-LAWS OF THE CORPORATION




         WHEREAS, it has come to the attention of the Board that Article IV,
Section 4.4 of the By-Laws of the Corporation does not accurately describe the organizational titles and responsibilities of the Chairman of the Board of Directors and President of the Corporation as they have operated in the past and currently operate; and

         WHEREAS, the Board desires to amend the By-Laws of the Corporation to accurately describe the organizational titles and responsibilities of such officers.

         NOW, THEREFORE, BE IT RESOLVED BY THE BOARD as follows:

         RESOLVED that, effective as of this date, Article IV, Section 4.4 of the By-Laws of the Corporation is hereby deleted and replaced as follows:

       ss. 4.4             (a)  Chairman of the Board of Directors.  The
                                ----------------------------------
                           Chairman of the Board of Directors, if one is elected, shall be a director and, when present, shall preside at all meetings of the stockholders and of the Board of Directors and shall be the Chief
                           Executive Officer of the Corporation and, as such, shall be charged with general supervision of the management and policy of the Corporation and shall have such other powers and perform such other duties as the Board of Directors may prescribe from time to time.

                           (b) President. The President, if one is elected, shall be the chief operating officer of the Corporation, shall exercise the powers and authority and perform all of the duties commonly incident to his office, shall in the absence of the Chairman of the Board of Directors preside at all meetings of the stockholders and of the Board of Directors if he is a director, and shall perform such other duties as the Board of Directors may specify from time to time.

         Adopted as of this 12th day of April, 1994.